Exhibit 4.3

ALLEGHENY TECHNOLOGIES INCORPORATED
and
THE BANK OF NEW YORK MELLON,
as Trustee
SECOND SUPPLEMENTAL INDENTURE
Dated as of June 2, 2009
TO THE INDENTURE
Dated as of June 1, 2009
Relating to
$402,500,000 principal amount of
4.25% Convertible Senior Notes due 2014

Table of Contents

Page
ARTICLE I

Definitions

SECTION 1.01. Capitalized Terms	2
SECTION 1.02. References	2
SECTION 1.03. Definitions	2

ARTICLE II

General Terms and Conditions of the Notes

SECTION 2.01. Designation and Principal Amount	7
SECTION 2.02. Maturity	7
SECTION 2.03. No Optional Redemption	7
SECTION 2.04. No Sinking Fund	7
SECTION 2.05. No Defeasance and Covenant Defeasance	8
SECTION 2.06. Limited Satisfaction and Discharge	8
SECTION 2.07. Form and Payment	8
SECTION 2.08. Interest	8

ARTICLE III

[reserved]

ARTICLE IV

Purchase of Notes at the Option of Holders upon a Fundamental Change

SECTION 4.01. Purchase of Notes at the Option of Holders upon a Fundamental Change	9
SECTION 4.02. Further Conditions and Procedures for Purchase at the Option of the Holder upon a Fundamental Change	11

ARTICLE V

Conversion

SECTION 5.01. Conversion of Notes	13
SECTION 5.02. Adjustments to Conversion Rate	16
SECTION 5.03. Effect of Reclassification, Consolidation, Merger or Sale	23

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ii

     SECOND SUPPLEMENTAL INDENTURE, dated as of June 2, 2009 (this “Supplemental Indenture”), to the Indenture (defined below) between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as Trustee under the Indenture (the “Trustee”).
          WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 1, 2009 (the “Base Indenture”), providing for the issuance from time to time of its Securities (as defined in the Base Indenture), to be issued in one or more series as therein provided (“Securities”);
          WHEREAS, Sections 2.01, 3.01 and 9.01 of the Base Indenture provide that the Company, when authorized by an Establishment Action (as defined in the Base Indenture), and the Trustee may, without the consent of the Holders (as defined in the Base Indenture) of Securities, enter into one or more supplemental indentures, in form satisfactory to the Trustee, to establish the form or terms of Securities of any series permitted by the Base Indenture;
          WHEREAS, pursuant to the terms of the Base Indenture, as supplemented by the First Supplemental Indenture, dated as of June 1, 2009 (the “Base Indenture, as heretofore supplemented”), the Company duly authorized the creation and issuance of a series of its Securities designated as the 9.375% Senior Notes due 2019, of which $350,000,000 aggregate principal amount were issued and are Outstanding on the date hereof;
          WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its Securities to be known as its 4.25% Convertible Senior Notes due 2014 (the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture (together, the “Indenture”);
          WHEREAS, the Company has duly authorized the creation and issuance of such Notes under the Base Indenture, and has duly authorized the execution and delivery of this Supplemental Indenture to supplement the Base Indenture and to provide certain additional provisions as hereinafter described; and
          WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

W I T N E S S E T H:
          NOW, THEREFORE, for and in consideration of the premises contained herein, each party agrees for the benefit of each other party and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
Definitions
          SECTION 1.01. Capitalized Terms. Capitalized terms used but not defined in this Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture.
          SECTION 1.02. References. References in this Supplemental Indenture to article and section numbers shall be deemed to be references to article and section numbers of this Supplemental Indenture unless otherwise specified.
          SECTION 1.03. Definitions. For purposes of this Supplemental Indenture, the following terms have the meanings ascribed to them as follows:
          “Additional Interest” means all amounts, if any, payable pursuant to Section 6.02.
          “Additional Shares” has the meaning provided in Section 5.04(a).
          “Adjustment Event” has the meaning provided in Section 5.02(l).
          “Base Indenture” has the meaning provided in the recitals.
          “Base Indenture, as heretofore supplemented” has the meaning provided in the recitals.
          “Beneficial Owner” means any person who is considered a beneficial owner of a security in accordance with Rule 13d-3 promulgated by the SEC under the Exchange Act.
          “Clearstream” means Clearstream Banking S.A.
          “Common Stock” means the Common Stock, par value $0.10 per share, of the Company existing on the Issue Date or any other shares of capital stock into which such Common Stock shall be reclassified or changed.
          “Company Notice” has the meaning provided in Section 4.01(b).
          “Company Notice Date” has the meaning provided in Section 4.01(b).

          “Conversion Agent” means the office or agency appointed by the Company where Notes may be presented for conversion. The Conversion Agent shall initially be the Trustee.
          “Conversion Date” has the meaning provided in Section 5.01(a).
          “Conversion Price” means, in respect of each $1,000 principal amount of Notes, $1,000 divided by the Conversion Rate, as may be adjusted from time to time as set forth herein.
          “Conversion Rate” means, in respect of each $1,000 principal amount of Notes, initially 23.9263 shares of Common Stock, subject to adjustment as set forth herein.
          “Depositary” has the meaning provided in Section 2.07.
          “Determination Date” has the meaning provided in Section 5.02(l).
          “Effective Date” has the meaning provided in Section 5.04(c).
          “Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.
          “Ex-Dividend Date” means the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.
          “Expiration Time” has the meaning provided in Section 5.02(e).
          “Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.
          A “Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:
     (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than the Company, a Subsidiary of the Company or any employee benefit plans of the Company or a Subsidiary of the Company files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “Beneficial Owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of all shares of the Company’s common equity entitled to vote generally in the election of directors, unless such Beneficial Ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; provided that no person or group shall be deemed to be the Beneficial Owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;
     (2) consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving the Company pursuant to which the Common Stock shall be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s Subsidiaries, other than any transaction:
     (a) involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Stock;
     (b) where the Holders of more than 50% of all classes of the Company’s common equity immediately prior to such transaction that is a statutory share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent entity thereof immediately after such transaction; or
     (c) that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or
     (3) the Common Stock (or other capital stock or American Depositary Receipts into which the Notes are then convertible pursuant to the terms of the Indenture) ceases to be listed on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors);
provided, however, that a Fundamental Change as a result of clause (2) above shall not be deemed to have occurred if 90% or more of the consideration received or to be received by the holders of Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting the Fundamental Change consists of shares of capital stock or American Depositary Receipts traded on the New York Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market (or their respective successors) or which shall be so traded when issued or exchanged in connection with the transaction that would otherwise be a Fundamental Change (these securities being referred to as “Publicly Traded Securities”) and as a result of this transaction or transactions the Notes become convertible into such Publicly Traded Securities, excluding cash payments for fractional shares.
          “Fundamental Change Purchase Date” has the meaning provided in Section 4.01(a).
          “Fundamental Change Purchase Notice” has the meaning provided in Section 4.01(c).
          “Fundamental Change Purchase Price” has the meaning provided in Section 4.01(a).
          “Indenture” has the meaning provided in the recitals.
          “Initial Dividend Threshold” has the meaning provided in Section 5.02(d).
          “Interest Payment Date” has the meaning provided in Section 2.08(a).
          “Issue Date” means June 2, 2009.
          “Last Reported Sale Price” of the Common Stock on any Trading Day means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) of the Common Stock on that Trading Day as reported in composite transactions for the principal United States national or regional securities exchange on which the Common Stock is traded or, if the Common Stock is not listed for trading on a United States national or regional securities exchange on the relevant Trading Day, the Last Reported Sale Price shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant Trading Day as reported by the National Quotation Bureau or similar organization selected by the Company. If the Common Stock is not so listed or quoted, the Last Reported Sale Price shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for such purpose.
          “Notes” has the meaning provided in the recitals.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.
          “Paying Agent” has the meaning provided in Section 2.07.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

          “Publicly Traded Securities” has the meaning provided in the definition of Fundamental Change in this Section 1.03.
          “Record Date” means, in respect of a dividend or distribution to holders of Common Stock, the date fixed for determination of holders of Common Stock entitled to receive such dividend or distribution.
          “Reference Property” has the meaning provided in Section 5.03(a).
          “Regular Record Date” for the payment of interest on the Notes (including Additional Interest, if any), means the May 15 (whether or not a Business Day) immediately preceding the Interest Payment Date on June 1 and the November 15 (whether or not a Business Day) immediately preceding the Interest Payment Date on December 1.
          “Reorganization Event” has the meaning provided in Section 5.03(a).
          “Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the primary securities exchange or market on which the Common Stock is listed or admitted to trading. If the Common Stock is not so listed or admitted to trading, “Scheduled Trading Day” means a Business Day.
          “Securities” has the meaning provided in the recitals.
          “Security Registrar” means the Trustee.
          “Settlement Date” has the meaning provided in Section 5.01(a).
          “Spin-Off” has the meaning provided in Section 5.02(c).
          “Stated Maturity Date” means June 1, 2014.
          “Stock Price” means, with respect to a Fundamental Change, (i) if such Fundamental Change is a transaction described in clause (1) or (2) of the definition thereof and holders of Common Stock receive only cash as a result of such Fundamental Change, the cash amount paid per share of the Common Stock and (ii) in all other cases, the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on the Trading Day immediately preceding the Effective Date.
          “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity owning a majority of the shares of securities or other interests having ordinary voting power for the election of directors or another governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly through one or more intermediaries, or both by the parent.

          “Supplemental Indenture” has the meaning provided in the preamble.
          “Trading Day” means a day during which trading in securities generally occurs on the principal United States national or regional securities exchange on which the Common Stock is then listed or admitted to trading or, if the Common Stock is not then listed or admitted to trading on a United States national or regional securities exchange, in the principal other market on which the Common Stock is then traded; provided, however, that if the Common Stock is not so listed or traded, “Trading Day” means a Business Day.
          “Withholding Agent” means the office or agency appointed by the Company to withhold the appropriate amount from any payment, to which withholding applies, made by the Company to a Holder in respect of the Notes. The Withholding Agent appointed by the Company shall initially be the Trustee.
          “$” means United States dollars.
ARTICLE II
General Terms and Conditions of the Notes
          SECTION 2.01. Designation and Principal Amount. The Notes are hereby authorized and are designated the 4.25% Convertible Senior Notes due 2014, initially limited in aggregate principal amount to $402,500,000. The Notes issued on the date hereof pursuant to the terms of this Indenture shall be in an aggregate principal amount of $350,000,000, which amount shall be set forth in the Company Order for the authentication and delivery of the Notes pursuant to Section 3.03 of the Base Indenture. in addition, the Company may issue, from time to time in accordance with the provisions of this Indenture, additional Notes having the same terms and conditions as the Notes issued on the date hereof in all respects (except for the payment of interest accruing prior to the issue date of such additional Notes), so that such additional Notes shall be consolidated and form a single series with the Notes issued on the date hereof and shall be governed by the terms of the Indenture[; provided, however, that any such additional Notes must be part of the same issue as the previously issued Notes for U.S. Federal income tax purposes].
          SECTION 2.02. Maturity. The principal amount of the Notes shall be payable on June 1, 2014.
          SECTION 2.03. No Optional Redemption. The Notes issued under this Supplemental Indenture shall not be redeemable at the election of the Company prior to their Stated Maturity.
          SECTION 2.04. No Sinking Fund. No sinking fund will be provided with respect to the Notes.

          SECTION 2.05. No Defeasance and Covenant Defeasance. The Notes shall not be subject to Article XIII of the Base Indenture.
          SECTION 2.06. Limited Satisfaction and Discharge. The Notes shall not be subject to Section 4.01(1)(B)of the Base Indenture.
          SECTION 2.07. Form and Payment. The Notes shall be issued in substantially the form set forth on Exhibit A hereto and shall have the terms set forth in such form and shall initially be Global Securities for purposes of the Base Indenture. The Notes shall be issued in fully registered book-entry form without coupons in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
          The Depositary in respect of the Notes represented by Global Securities shall be The Depository Trust Company (“DTC”). The Global Securities representing the Notes shall be deposited with, or on behalf of, the Depositary and shall be registered in the name of its nominee, Cede & Co. Except as otherwise set forth in Section 3.05 of the Base Indenture, the Global Securities may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.
          The Trustee shall act as Paying Agent for the Notes. The Company may choose to pay interest by mailing checks or making wire transfers. All money paid by the Company to any Paying Agent that remains unclaimed at the end of two years after the amount is due to Holders shall be repaid to the Company, subject to any applicable abandoned property laws. After such two-year period, Holders may look only to the Company for payment and not to the Trustee, any other Paying Agent or anyone else. The Company may also arrange for additional payment offices, and may cancel or change these offices, including any use of the Trustee’s Corporate Trust Office. The Company may appoint and change the Paying Agent without prior notice to the Holders.
          SECTION 2.08. Interest. (a) Interest on the Notes shall accrue at the rate of 4.25% per annum from and including the date specified on the face of such Notes until the principal thereof is paid, deemed paid, or made available for payment. Interest on the Notes shall be payable semiannually in arrears on June 1 and December 1, commencing on December 1, 2009 (each an “Interest Payment Date”). Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity Date or earlier required repurchase date upon a Fundamental Change) of a Note falls on a day that is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding Business Day and no interest on such payment shall accrue for the period from the Interest Payment Date to the next succeeding Business Day. If the Stated Maturity Date falls on a day that is not a Business Day, any required payments of interest and principal shall be made on the next succeeding Business Day and no interest (or Additional Interest) on such payment shall accrue for the period from and after the Stated Maturity Date to such next succeeding Business Day. If a Fundamental Change Purchase Date falls on a day that is not a Business Day, the Company shall purchase the Notes tendered for purchase on the next succeeding Business Day and no interest (or Additional

Interest) on such Notes shall accrue for the period from and after the earlier Fundamental Change Purchase Date to such next succeeding Business Day.
          (b) Holders of Notes at 5:00 p.m., New York City time, on a Regular Record Date shall receive payment of interest (including any Additional Interest) payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after 5:00 p.m., New York City time on such Regular Record Date. Notes surrendered for conversion during the period after 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest (including any Additional Interest) that the Holder is to receive on the Notes on such Interest Payment Date; provided, however, that no such payment need be made (i) for conversions following the Regular Record Date immediately preceding the Stated Maturity Date; (ii) if the Company has specified a Fundamental Change Purchase Date that is after a Regular Record Date and on or prior to the corresponding Interest Payment Date or (iii) to the extent of any overdue interest (including any overdue Additional Interest), if any overdue interest exists at the time of conversion with respect to such Note. The Company’s delivery to the Holder of the shares of Common Stock, together with any cash payment for any fractional shares into which a Note is convertible, shall be deemed to satisfy in full the Company’s obligation to pay (i) the principal amount of the Note and (ii) accrued and unpaid interest and Additional Interest, if any, to, but not including, the Conversion Date.
ARTICLE III
[reserved]
ARTICLE IV
Purchase of Notes at the Option of Holders upon a Fundamental Change
          SECTION 4.01. Purchase of Notes at the Option of Holders upon a Fundamental Change. (a)  If a Fundamental Change occurs at any time, each Holder shall have the right, at such Holder’s option, to require the Company to purchase any or all of the Holder’s Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple thereof at a purchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”); provided, however, that if the Fundamental Change Purchase Date occurs after a Regular Record Date and on or prior to the corresponding Interest Payment Date, the Company shall pay accrued and unpaid interest plus Additional Interest, if any, to but excluding the Fundamental Change Purchase Date to the record Holder on the Regular Record Date corresponding to such Interest Payment Date and the Fundamental Change Purchase Price payable to the Holder who presents the Note for repurchase shall be 100% of the principal amount of such Note. The

Fundamental Change Purchase Date shall be a Business Day specified by the Company that is no later than the 35th calendar day following the date of the Company Notice delivered in connection with such Fundamental Change pursuant to Section 4.01(b) (subject to extension to comply with applicable law, as provided in Section 4.02(d)) (the “Fundamental Change Purchase Date”). Any Notes purchased by the Company shall be paid for in cash.
          (b) Notice of Fundamental Change. The Company shall deliver, or cause to be delivered in accordance with the last paragraph of this Section 4.01(b), notice of the occurrence of a Fundamental Change and of the purchase rights arising as a result thereof (each, a “Company Notice”) to the Holders at their addresses shown in the Security Register maintained by the Security Registrar, and to the Trustee and the Paying Agent, on or before the 20th calendar day after the occurrence of the Fundamental Change (each such date of delivery, a “Company Notice Date”). Each Company Notice shall include a form of Fundamental Change Purchase Notice to be completed by a Holder and shall state:
     (i) the events causing the Fundamental Change;
     (ii) the date of the Fundamental Change;
     (iii) the last date on which a Holder may exercise its repurchase rights under Section 4.01;
     (iv) the Fundamental Change Purchase Price;
     (v) the Fundamental Change Purchase Date;
     (vi) the name and address of the Paying Agent and the Conversion Agent;
     (vii) the applicable Conversion Rate and, if applicable, any adjustments to the applicable Conversion Rate as a result of such Fundamental Change;
     (viii) that the Notes with respect to which a Fundamental Change Purchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Purchase Notice in accordance with the terms of this Supplemental Indenture; and
     (ix) the procedures that a Holder must follow to require the Company to purchase its Notes pursuant to Section 4.01.
          Simultaneously with providing such Company Notice, the Company shall publish a notice containing the information in such Company Notice in a newspaper of general circulation in The City of New York or publish such information on its then existing website or through such other public medium as it may use at that time.
          (c) Exercise of Option. For a Note to be so purchased at the option of the Holder, the Holder must deliver, on or before the Business Day immediately preceding the Fundamental Change Purchase Date, subject to extension to comply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice (a “Fundamental Change Purchase Notice”) in the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the Notes duly completed, to the Paying Agent. The Fundamental Change Purchase Notice must include the following information:
     (i) if the Notes are certificated, the certificate numbers of the Holder’s Notes to be delivered for purchase;
     (ii) the portion of the principal amount of the Holder’s Notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and
     (iii) that the Holder’s Notes shall be purchased as of the Fundamental Change Purchase Date pursuant to applicable provisions of the Notes and this Supplemental Indenture.
          (d) Procedures. The Company shall purchase from a Holder on the Fundamental Change Purchase Date, subject to extension to comply with applicable law, pursuant to this Section 4.01, Notes if the principal amount of such Notes is $1,000 or an integral multiple thereof if so requested by such Holder.
          The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all cash held by the Paying Agent for the payment of the Fundamental Change Purchase Price and shall notify the Trustee of any default by the Company in making any such payment. If the Company or an Affiliate of the Company acts as Paying Agent, it shall segregate the cash held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to deliver all cash held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon doing so, the Paying Agent shall have no further liability for the cash delivered to the Trustee.
          SECTION 4.02. Further Conditions and Procedures for Purchase at the Option of the Holder upon a Fundamental Change. (a) Upon receipt by the Company of the Fundamental Change Purchase Notice specified in, and the Notes to be purchased as provided in, Section 4.01(c), the Holder of the Notes in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified in this Section 4.02(a)) thereafter be entitled to receive solely the Fundamental Change Purchase Price with respect to such Notes. Such Fundamental Change Purchase Price shall be paid by the Paying Agent, solely from funds received from the Company for such purpose, to such Holder promptly following the later of (x) the Fundamental Change Purchase Date with respect to such Notes (provided the conditions in this Article IV have been satisfied) and (y) the time of delivery or book-entry transfer of such Notes to the Paying Agent by the Holder thereof in the manner required by Section 4.01. Notes in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental

Change Purchase Notice has first been validly withdrawn as specified in this Section 4.02(a). Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Fundamental Change Purchase Notice contemplated by Section 4.01(c), shall have the right at any time prior to the close of business on the Business Day immediately prior to the Fundamental Change Purchase Date to withdraw such Fundamental Change Purchase Notice (in whole or in part) by delivery of a written notice of withdrawal to the Paying Agent in accordance with this Section 4.02(a).
          The Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written notice of withdrawal thereof.
          On or before 11:00 a.m. (New York City time) on the Fundamental Change Purchase Date, the Company shall deposit with the Paying Agent (or if the Company or an Affiliate of the Company is acting as the Paying Agent, shall segregate and hold in trust) cash sufficient to pay the aggregate Fundamental Change Purchase Price of the Notes to be purchased pursuant to Section 4.01. If the Paying Agent holds, in accordance with the terms of this Supplemental Indenture, cash sufficient to pay the Fundamental Change Purchase Price of such Notes on the second Business Day after the Fundamental Change Purchase Date, then (i) the Notes tendered for purchase and not withdrawn shall cease to be Outstanding, and interest, including Additional Interest, if any, shall cease to accrue on the Fundamental Change Purchase Date (whether or not book-entry transfer of such Notes is made or whether or not the Note is delivered to the Paying Agent); and (ii) all other rights of the Holders with respect to Notes tendered for purchase shall terminate on the Fundamental Change Purchase Date (other than the right to receive the Fundamental Change Purchase Price upon delivery or transfer of the Notes). Nothing herein shall preclude any withholding of tax required by law.
          A Fundamental Change Purchase Notice may be withdrawn, in whole or in part, by means of a written notice of withdrawal delivered to the office of the Paying Agent prior to the close of business on the Business Day immediately prior to the Fundamental Change Purchase Date. The notice of withdrawal shall state:
     (i) the principal amount of the withdrawn Notes;
     (ii) if certificated Notes have been issued, the certificate numbers of the withdrawn Notes, or if not certificated, the notice must comply with appropriate DTC, Clearstream and/or Euroclear procedures; and
     (iii) the principal amount, if any, which remains subject to the Fundamental Change Purchase Notice.
          If the Notes are certificated, the Paying Agent shall promptly return to the respective Holders thereof any Notes with respect to which a Fundamental Change Purchase Notice has been withdrawn in compliance with this Supplemental Indenture.
          (b) Notes Purchased in Part. Any Notes that are to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing) and the Company shall execute and the Trustee or the Authenticating Agent shall authenticate and deliver to the Holder of such Notes, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Notes so surrendered which is not purchased.
          (c) Compliance with Securities Laws upon Purchase of Notes. In connection with any offer to purchase, or purchase of, Notes under Section 4.01, the Company shall, to the extent applicable, (a) comply with Rules 13e-4 and 14e-1 (and any successor provisions thereto) under the Exchange Act; (b) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act; and (c) otherwise comply with all applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Supplemental Indenture as described in this Article IV, compliance by the Company with such laws and regulations shall not in and of itself cause a breach of the Company’s obligations described in this Article IV.
          (d) Repayment to the Company. The Trustee and the Paying Agent shall return to the Company any cash or property that remains unclaimed at the end of two years after the amount is due to Holders, together with interest that the Trustee or Paying Agent, as the case may be, has expressly agreed in writing to pay, if any, that is held by them for the payment of a Fundamental Change Purchase Price; provided, however, that to the extent that the aggregate amount of cash or property deposited by the Company pursuant to Section 4.02(b), as applicable, exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof which the Company is obligated to purchase as of the Fundamental Change Purchase Date, then promptly on and after the second Business Day following the Fundamental Change Purchase Date, the Trustee and the Paying Agent shall return any such excess to the Company together with interest that the Trustee or Paying Agent, as the case may be, has expressly agreed in writing to pay, if any.
          (e) Officers’ Certificate. At least three Business Days (or such lesser period as agreed to by the Trustee) before the Company Notice Date, the Company shall deliver an Officers’ Certificate to the Trustee specifying whether the Company desires the Trustee to give the Company Notice required by Section 4.02(a) hereof.
ARTICLE V
Conversion
          SECTION 5.01. Conversion of Notes. Subject to the procedures for conversion set forth in this Article V and at any time prior to the close of business on the second Scheduled Trading Day preceding the Stated Maturity Date of the Notes, a Holder may convert its Notes at their full principal amount, or any portion of their principal amount that is equal to $1,000 or an integral multiple thereof, into shares of Common

Stock at the Conversion Rate in effect at the time of conversion. No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Stock, except as expressly provided in this Article V.
          (a) Conversion Procedures. The following procedures shall apply to convert Notes:
     (i) in respect of a beneficial interest in a Global Security, a Beneficial Owner must comply with the procedures of the Depositary for converting a beneficial interest in a Global Security and, if required pursuant to Section 2.08(b), pay funds equal to interest and Additional Interest payable on the next Interest Payment Date to which such Beneficial Owner is not entitled, and if required, pay all taxes or duties, if any; and
     (ii) in respect of a certificated Note, the Holder must (A) complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice; (B) deliver such conversion notice, which is irrevocable, and the Note to the Conversion Agent; (C) furnish appropriate endorsements and transfer documents as may be required by the Conversion Agent; (D) if required pursuant to Section 5.02(c), pay all transfer or similar taxes; and (E) if required pursuant to Section 2.08(b), pay funds equal to interest and Additional Interest payable on the next Interest Payment Date to which such Holder is not entitled.
          The date a Holder complies with the foregoing requirements is the “Conversion Date” hereunder. At the Conversion Date the rights of the Holders of such converted Notes as Holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as and after such time. The Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in cash in lieu of any fractional shares, as provided in Section 5.01(b), by the third Business Day immediately following the Conversion Date (the “Settlement Date”). A Holder may convert a portion of its Notes only if the principal amount of such portion is $1,000 or an integral multiple thereof.
          In the case of any Note that is converted in part only, upon such conversion the Company shall execute and the Trustee shall authenticate and deliver to the Holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in aggregate principal amount equal to the unconverted portion of the principal amount of such Note.
          If a Holder has already delivered a Fundamental Change Purchase Notice in connection with a Fundamental Change, with respect to a Note, the Holder may not surrender that Note for conversion until the Holder has validly withdrawn the Fundamental Change Purchase Notice in accordance with this Supplemental Indenture.

          If more than one Note shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered.
          (b) Cash Payments in Lieu of Fractional Shares. The Company shall not issue fractional shares of Common Stock upon conversion of Notes. Instead the Company shall deliver cash, rounded to the nearest whole cent, for such fractional shares based on the Last Reported Sale Price of the Common Stock on the applicable Conversion Date.
          (c) Taxes on Conversion. If a Holder converts Notes, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issuance of shares of Common Stock upon such conversion; provided, however, the Holder shall pay any such tax which is due because the Holder requests the shares of Common Stock to be issued in a name other than the Holder’s name. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which shall be due because the shares are to be issued in a name other than the Holder’s name, but the Conversion Agent shall have no duty to determine if any such tax is due. Nothing herein shall preclude any withholding of tax required by law.
          (d) Certain Covenants of the Company. (i) The Company shall, prior to issuance of any Notes hereunder, and from time to time as may be necessary, reserve out of its authorized but unissued Common Stock or shares of Common Stock held in treasury, sufficient number of shares of Common Stock, free of preemptive rights, to permit the conversion of the Notes, calculated assuming the maximum number of Additional Shares are issuable upon conversion of the Notes pursuant to Section 5.04.
     (ii) All shares of Common Stock delivered upon conversion of the Notes shall be newly issued shares or treasury shares, shall be duly and validly issued and fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim.
     (iii) The Company shall endeavor to comply promptly with all applicable Federal and state securities laws regulating the issuance and delivery of shares of Common Stock upon the conversion of Notes.
     (iv) Before taking any action that would cause an adjustment increasing the Conversion Rate to an amount that would cause the Conversion Price to be reduced below the then par value per share of the Common Stock, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company shall take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Rate.

          SECTION 5.02. Adjustments to Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company as described below, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (as a result of holding the Notes, and at the same time as holders of the Common Stock participate) in any of the transactions described in this Section 5.02 as if such Holders of the Notes held a number of shares of the Common Stock equal to the applicable Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holders, without having to convert their Notes.
          (a) If the Company issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 x	OS1
OS0
where,
CR0 = the conversion rate in effect immediately prior to the Ex-Dividend Date of such dividend or distribution or the effective date of such share split or combination, as applicable;
CR1 = the conversion rate in effect immediately after such Ex-Dividend Date or effective date, as applicable;
OS0 = the number of shares of Common Stock outstanding immediately prior to such Ex-Dividend Date or effective date, as applicable; and
OS1 = the number of shares of Common Stock outstanding immediately prior to such Ex-Dividend Date or effective date, as applicable, after giving pro forma effect to such dividend, distribution, share split or share combination.
          Such adjustment shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the Record Date for such dividend or distribution, or the date fixed for determination for such share split or share combination. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in treasury by the Company. If any dividend or distribution of the type described in this Section 5.02(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
          (b) If the Company distributes to holders of all or substantially all the Common Stock any rights or warrants entitling them for a period of not more than 45 calendar days to subscribe for or purchase shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 x	OS0 + X
OS0 + Y
where,
CR0 = the Conversion Rate in effect immediately prior the Ex-Dividend Date for such distribution;
CR1 = the Conversion Rate in effect immediately after such Ex-Dividend Date;
OS0 = the number of shares of Common Stock outstanding immediately after such Ex-Dividend Date;
X = the total number of shares of Common Stock issuable pursuant to such rights or warrants; and
Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the date of announcement of the distribution of such rights or warrants.
          Such adjustment shall be successively made whenever any such rights or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the Business Day following the date fixed for such determination. The Company shall not issue any such rights, options or warrants in respect of shares of Common Stock held in treasury by the Company. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, or such rights or warrants are not exercised prior to their expiration, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed.
          In determining whether any rights or warrants entitle the Holders to subscribe for or purchase shares of Common Stock at less than such average Last Reported Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company’s Board of Directors.

          (c) If the Company distributes shares of its capital stock, evidences of its indebtedness or other assets or property of the Company to holders of all or substantially all the Common Stock, excluding:
     (i) dividends or distributions and rights or warrants referred to in Section 5.02(a) or (b) above;
     (ii) dividends or distributions paid exclusively in cash; and
     (iii) as described below in this Section 5.02(c) with respect to Spin-Offs, then the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 x	SP0
SP0 – FMV
where,
CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such distribution;
CR1 = the Conversion Rate in effect immediately after such Ex-Dividend Date;
SP0 = the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading-Day period ending on the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and
FMV = the Fair Market Value (as determined by the Company’s Board of Directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of Common Stock on the Record Date for such distribution.
          Such adjustment shall become effective immediately prior to 9:00 a.m., New York City time, on the Business Day following the date fixed for the determination of stockholders entitled to receive such distribution. With respect to an adjustment pursuant to this clause (c) where there has been a payment of a dividend or other distribution on the Common Stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit (a “Spin-Off”), the Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the effective date of such Spin-Off shall be increased based on the following formula:

CR1	=	CR0 x	FMV0 + MP0
MP0

where,
CR0 = the Conversion Rate in effect immediately prior to 5:00 p.m., New York City time, on the Effective Date of the Spin-Off;
CR1 = the Conversion Rate in effect immediately after the effective date of the Spin-Off;
FMV0 = the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the first 10 consecutive Trading-Day period from, and including, the effective date of the Spin- Off; and
MP0 = the average of the Last Reported Sale Prices of Common Stock over the first 10 consecutive Trading-Day period from, and including, the effective date of the Spin-Off.
          Such adjustment shall occur on the tenth Trading Day from, and including, the effective date of the Spin-Off and shall be applied on a retroactive basis from, and including, the effective date of the Spin-Off; provided, however, that in respect of any conversion occurring prior to the effective date of the Spin-Off with respect to which the Settlement Date would occur during the 10 Trading Days from, and including, the effective date of the Spin-Off, references with respect to the Spin-Off to the consecutive Trading-Day period shall be deemed replaced with such lesser number of Trading Days as have elapsed between the effective date of such Spin-Off and the Settlement Date in determining the applicable Conversion Rate.
          (d) (i) If any regular, quarterly cash dividend or distribution made to the holders of all or substantially all of the Common Stock is in excess of $0.18 per share (the “Initial Dividend Threshold”), the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 x	SP0
SP0 – C
where,
CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution;
CR1 = the Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution;
SP0 = the Last Reported Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C = the amount in cash per share distributed by the Company to holders of Common Stock in excess of the Initial Dividend Threshold.
          The Initial Dividend Threshold shall be adjusted at any time the Conversion Rate is adjusted in a manner inversely proportional to adjustments to the Conversion Rate; provided that no adjustment shall be made to the Initial Dividend Threshold for any adjustment made to the Conversion Rate under this Section 5.02(d)(i).
     (ii) If the Company pays any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to holders of all or substantially all of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1	=	CR0 x	SP0
SP0 – C
     where,
CR0 = the Conversion Rate in effect immediately prior to the Ex-Dividend Date for such dividend or distribution;
CR1 = the Conversion Rate in effect immediately after the Ex-Dividend Date for such dividend or distribution;
SP0 = the Last Reported Sale Price of Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C = the amount in cash per share distributed by the Company to holders of Common Stock.
          (e) If the Company or any of its Subsidiaries makes a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such last date, the “Expiration Time”), the Conversion Rate shall be increased based on the following formula:

CR1	=	CR0 x	AC + (SP1 x OS1)
OS1 x SP1
where,
CR0 = the Conversion Rate in effect immediately prior to the effective date of the adjustment;

CR1 = the Conversion Rate in effect immediately after the effective date of the adjustment;
AC = the aggregate value of all cash and any other consideration (as determined by the Company’s Board of Directors) paid or payable for shares accepted for purchase or exchange in such tender or exchange offer;
OS0 = the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the reduction of shares accepted for purchase or exchange in such tender or exchange offer); and
SP1 = the average of the Last Reported Sale Prices of Common Stock over the 10 consecutive Trading-Day period commencing on the Trading Day next succeeding the date such tender or exchange offer expires.
          Such adjustment shall occur on the tenth Trading Day from, and including, the Trading Day next succeeding the date such tender or exchange offer expires and shall be applied on a retroactive basis from, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided, however, that in respect of any conversion occurring prior to the date such tender or exchange offer expires with respect to which the Settlement Date would occur during the 10 Trading Days from, and including, the Trading Day next succeeding the date such tender or exchange offer expires, references with respect to the tender or exchange offer to the 10 consecutive Trading Day period shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Trading Day next succeeding the date such tender or exchange offer expires and the Settlement Date in determining the applicable Conversion Rate.
          If the Company is obligated to purchase shares pursuant to any such tender or exchange offer, but the Company is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.
          Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities.
          (f) The Company may (but is not required to) increase the Conversion Rate to avoid or diminish income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or any similar event treated as such for income tax purposes.

          (g) To the extent permitted by applicable law and the rules of any stock exchange or market upon which the Common Stock is listed or admitted for trading, the Company may increase the Conversion Rate by any amount for a period of at least 20 days if the Company’s Board of Directors determines that such increase would be in the best interest of the Company, which determination shall be conclusive.
          (h) Notwithstanding the foregoing provisions of this Section 5.02, the applicable Conversion Rate will not be adjusted:
     (i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the securities of the Company and the investment of additional optional amounts in shares of Common Stock under any plan;
     (ii) upon the issuance of any shares of Common Stock or options or rights to purchase shares of Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries;
     (iii) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security not described in clause (ii) above and outstanding as of the Issue Date;
     (iv) for a change in the par value of the Common Stock; or
     (v) for accrued and unpaid interest (including Additional Interest, if any).
          (i) All calculations under this Section 5.02 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. The Company shall not be required to make an adjustment in the Conversion Rate unless the adjustment would require a change of at least 1% in the Conversion Rate; provided, however, that the Company shall carry forward any adjustments that are less than 1% of the Conversion Rate that the Company elects not to make and take them into account upon the earlier of (i) any conversion of Notes or (ii) such time as all adjustments that have not been made prior thereto would have the effect of adjusting the Conversion Rate by at least 1%. Except as provided in this Section 5.02 and Sections 5.03 and 5.04, the Company shall not adjust the Conversion Rate.
          (j) Whenever the Conversion Rate is adjusted as provided in this Supplemental Indenture, the Company shall promptly file with the Trustee and any Conversion Agent other than the Trustee an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office of the Trustee such Officers’ Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to the Holder of each Note at such Holder’s last address appearing on the Security Register. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
          (k) In any case in which this Section 5.02 provides that an adjustment shall become effective immediately after (i) an Ex-Dividend Date for an event, (ii) the date fixed for the determination of a share split or combination pursuant to Section 5.02(a), or (iii) the Expiration Time for any tender or exchange offer pursuant to Section 5.02(e), (each a “Determination Date”), the Company may elect to defer until the occurrence of the applicable Adjustment Event (x) issuing to the Holder of any Note converted after such Determination Date and before the occurrence of such Adjustment Event, the Additional Shares of Common Stock or other securities issuable upon such conversion by reason of the adjustment required by such Adjustment Event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such Holder any amount in cash in lieu of such Additional Shares of Common Stock or other securities or in lieu of any fraction pursuant to Section 5.01(b). For purposes of this Section 5.02, the term “Adjustment Event” shall mean:
     (1) in any case referred to in clause (i) above, the occurrence of such event,
     (2) in any case referred to in clause (ii) above, the date any such dividend or distribution is paid or made, and
     (3) in any case referred to in clause (iii) above, the date a sale or exchange of Common Stock pursuant to such tender or exchange offer is consummated and becomes irrevocable.
          (l) For purposes of this Section 5.02, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company shall not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.
          (m) Whenever any provision of this Article V requires a calculation of an average of Last Reported Sale Prices over a span of multiple days, the Company shall make appropriate adjustments (determined in good faith by the Company’s Board of Directors) to account for any adjustment to the Conversion Rate that becomes effective at any time during the period from which the average is to be calculated. Such adjustments shall be effective as of the Effective Date of the adjustment to the Conversion Rate.
          SECTION 5.03. Effect of Reclassification, Consolidation, Merger or Sale. (a)  If any of the following events occur: (i) any recapitalization, reclassification or change of the Common Stock (other than a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (or any combination thereof) or (ii) any statutory share exchange, consolidation or merger involving the Company pursuant to which the Common Stock shall be converted into cash, securities or other property (or any combination thereof) or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than one or more of the Subsidiaries of the Company) as a result of which the Common Stock shall be converted into cash, securities or other property (or any combination thereof) (any such event or transaction, a “Reorganization Event”), then the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture (which shall comply with the Trust Indenture Act as in force at the date of execution of such supplemental indenture) providing that at the effective time of the Reorganization Event each Note shall be convertible into, with respect to each $1,000 in principal amount of such Note, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (the “Reference Property”). For purposes of the foregoing, the type and amount of consideration that a holder of Common Stock would have been entitled to receive in the case of any such Reorganization Event that causes the Common Stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. Such supplemental indenture shall provide for provisions and adjustments which shall be as nearly equivalent as may be practicable to the provisions and adjustments provided for in this Article V and in Article IV of this Supplemental Indenture and in the definition of “Fundamental Change” herein, as appropriate, as determined in good faith by the Company (which determination shall be conclusive), to make such provisions apply to such other Person if different from the original issuer of the Notes. If, in the case of any Reorganization Event, the cash, securities or other property receivable thereupon by a holder of Common Stock includes cash, securities or other property of a Person other than the successor or purchasing Person, as the case may be, in such Reorganization Event, then such supplemental indenture shall also be executed by such successor or purchasing Person, as the case may be, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Company’s Board of Directors shall reasonably consider necessary by reason of the foregoing.
          (b) The Company shall cause notice of the execution of any supplemental indenture required by this Section 5.03 to be mailed to each Holder of Notes, at its address appearing on the Security Register, within 20 calendar days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
          (c) The above provisions of this Section 5.03 shall similarly apply to successive Reorganization Events.

          (d) None of the foregoing provisions shall affect the right of a Holder of Notes to convert the Notes into shares of Common Stock as set forth in Section 5.02 prior to the effective time of such Reorganization Event.
          SECTION 5.04. Adjustment upon Certain Fundamental Changes. (a)  If a Holder elects to convert Notes at a time when a Fundamental Change has occurred, the Conversion Rate for such Notes so converted shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) as described below. Any conversion of Notes shall be deemed to have occurred in connection with such Fundamental Change only if (i) in the case of a Fundamental Change described in clause (2) of the definition of Fundamental Change, such Notes are surrendered for conversion from and after the date that is 30 Scheduled Trading Days prior to the anticipated Effective Date of such Fundamental Change through and including the Business Day immediately preceding the related Fundamental Change Purchase Date, or (ii) in the case of a Fundamental Change described in clause (1) or (3) of the definition of Fundamental Change, such Notes are surrendered for conversion from and after the Effective Date of such Fundamental Change through and including the Business Day immediately preceding the related Fundamental Change Purchase Date. The Company shall notify Holders and issue a press release (x) at least 30 Scheduled Trading Days prior to the anticipated Effective Date of any Fundamental Change described in clause (2) of the definition of Fundamental Change and (y) no later than five Business Days after the Effective Date of any other Fundamental Change.
          (b) Upon surrender of Notes for conversion in connection with a Fundamental Change, the Company shall deliver to a converting Holder shares of Common Stock, including Additional Shares, in accordance with Section 5.04(e) below. If the consideration for the Common Stock in any Fundamental Change described in clause (2) of the definition of Fundamental Change is comprised entirely of cash, for any conversion of Notes following the Effective Date of such Fundamental Change, the conversion obligation shall be calculated based solely on the “Stock Price” for the transaction and shall be deemed to be an amount equal to the applicable Conversion Rate (including any adjustment to the Conversion Rate described in this Section 5.04) multiplied by such Stock Price. In such event, the conversion obligation shall be determined and paid to Holders in cash on the third Business Day following the conversion date.
          (c) The number of Additional Shares by which the Conversion Rate shall be increased shall be determined by reference to the table attached as Schedule A hereto, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the Stock Price paid or deemed paid per share of Common Stock in the Fundamental Change. If a Holder elects to convert its Notes prior to the Effective Date of any Fundamental Change, and the Fundamental Change does not occur, such Holder shall not be entitled to an increased Conversion Rate in connection with such conversion.
          (d) The Stock Prices set forth in the column headings of the table in Schedule A hereto and in clauses (ii) and (iii) of the immediately succeeding paragraph shall be adjusted as of any date on which the Conversion Rate of the Notes is adjusted pursuant to Section 5.02. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in such table shall be adjusted in the same manner as the Conversion Rate as set forth in Section 5.02.
          The exact Stock Prices and Effective Dates may not be set forth in the table in Schedule A, in which case:
     (i) if the Stock Price is between two Stock Price amounts in the table or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the Conversion Rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts and the two dates, as applicable, based on a 365-day year;
     (ii) if the Stock Price is greater than $150.00 per share (subject to adjustment), no Additional Shares shall be added to the Conversion Rate; and
     (iii) if the Stock Price is less than $32.15 per share (subject to adjustment), no Additional Shares shall be added to the Conversion Rate.
          Notwithstanding the foregoing, in no event shall the total number of shares of Common Stock issuable upon conversion exceed 31.1041 per $1,000 principal amount of Notes, subject to adjustments in the same manner as the Conversion Rate under Section 5.02.
          (e) Upon effectiveness of any Fundamental Change described under clause (2) of the definition of Fundamental Change, the Notes will be convertible only into Reference Property, if applicable. If the Company is required to increase the Conversion Rate for Notes converted in connection with such Fundamental Change by Additional Shares as a result of the Fundamental Change, Notes so surrendered for conversion shall be settled as follows: (i) if the date on which the Notes are surrendered for conversion is prior to the third Trading Day immediately preceding the Effective Date of the Fundamental Change, the Company shall (A) deliver the amount of shares of Common Stock, based on the Conversion Rate then in effect without regard to the number of Additional Shares to be added to the Conversion Rate as described above in this Section 5.04, on the third Trading Day immediately following the applicable Conversion Date; and (B) as soon as practicable following the Effective Date of the Fundamental Change, deliver an amount of Reference Property equal to the amount of Reference Property that would have been issuable in respect of the Additional Shares pursuant to such Fundamental Change; and (ii) if the date on which the Notes are surrendered for conversion is on or after the third Trading Day immediately preceding the Effective Date of the Fundamental Change, the Company shall deliver an amount of Reference Property equal to the amount of Reference Property that would have been issuable upon conversion of the Notes immediately after giving effect to the Fundamental Change based on the Conversion Rate as increased by the Additional Shares on the Settlement Date.
          SECTION 5.05. Stockholder Rights Plan. To the extent that the Company has a rights plan in effect upon conversion of the Notes into Common Stock, Holders that convert their Notes shall receive, in addition to the Common Stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all holders of Common Stock shares of the Company’s capital stock evidences of indebtedness or assets as described in Section 5.02(b) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. In lieu of any such adjustment, the Company may amend such applicable stockholder rights agreement to provide that upon conversion of the Notes the Holders shall receive, in addition to the Common Stock issuable upon such conversion, the rights which would have attached to such Common Stock if the rights had not become separated from the Common Stock under such applicable stockholder rights agreement.
          SECTION 5.06. Trustee Adjustment Disclaimer. The Trustee has no duty to determine when an adjustment under this Article V should be made, how it should be made or what it should be or to otherwise calculate the Conversion Price, and shall be protected in relying upon an Officers’ Certificate with request to same. The Trustee has no duty to determine whether a supplemental indenture under Section 5.03 need be entered into or whether any provisions of any supplemental indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes. The Trustee shall not be responsible for the Company’s failure to make any cash payment or to issue, transfer or deliver any shares of Common Stock or share certificates or other securities or property upon the surrender of any Security for the purpose of conversion or otherwise comply with this Article V. Each Conversion Agent (other than the Company or an affiliate of the Company) shall have the same protection under this Section 5.06 as the Trustee.
ARTICLE VI
Events of Default and Remedies
          SECTION 6.01. Additional Events of Default. In addition to the Events of Default set forth in Section 5.01 of the Base Indenture, each of the following shall also constitute Events of Default:
     (i) a failure by the Company to convert the Notes in accordance with the provisions of this Supplemental Indenture upon exercise of a Holder’s conversion right which default shall continue for a period of three Business Days after there has been given, by registered or certified mail, to the Company by the Trustee or by such Holder, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under this Supplemental Indenture;
     (ii) a failure by the Company to deliver a Company Notice when due;
     (iii) a failure by the Company to repurchase Notes of such series tendered for repurchase following the occurrence of a Fundamental Change in accordance with Section 4.01 of this Supplemental Indenture; and
     (iv) a failure by the Company or any of its Subsidiaries to pay any indebtedness for borrowed money, within any applicable grace period after final maturity or the acceleration by the holders thereof, if the total amount of such indebtedness unpaid or accelerated exceeds $50,000,000.
          SECTION 6.02. Exception to Remedies. Notwithstanding anything in this Supplemental Indenture or the Base Indenture to the contrary, to the extent elected by the Company, the sole remedy for an Event of Default relating to the failure by the Company to comply with the reporting obligations set forth in Section 7.04 of the Base Indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act shall, for the first 120 days after the occurrence of such an Event of Default, consist exclusively of the right of Holders to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes (the “Additional Interest”). If the Company so elects, such Additional Interest shall be payable in the same manner and on the same dates as the stated interest payable on the Notes. The Additional Interest shall accrue on all Outstanding Notes from and including the date on which the Event of Default relating to the failure to comply with the reporting obligations in the Base Indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act first occurs to but not including the 120th day thereafter (or such earlier date on which such Event of Default is cured or waived by the Holders of a majority in principal amount of the Outstanding Notes). On such 120th day (or earlier, if the Event of Default relating to the reporting obligations under the Base Indenture or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is cured or waived by the Holders of a majority in principal amount of the Outstanding Notes prior to such 120th day), such Additional Interest shall cease to accrue and, if the Event of Default relating to reporting obligations or the failure to comply with Section 314(a)(1) of the Trust Indenture Act has not been cured or waived prior to such 120th day, the Notes shall be subject to acceleration as provided in the Base Indenture. The provisions of this Section 6.02 shall not affect the rights of Holders of Notes in the event of the occurrence of any other Event of Default. In the event the Company does not elect to pay the Additional Interest upon an Event of Default in accordance with this Section 6.02, the Notes shall be subject to acceleration as provided in the Base Indenture. In order to elect to pay the Additional Interest on the Notes as the sole remedy during the first 120 days after the occurrence of an Event of Default relating to the failure to comply with the reporting obligations in Section 7.04 of the Base Indenture or the failure to comply with Section 314(a)(1) of the Trust Indenture Act in accordance with this Section 6.02, the Company must notify all Holders of Notes, the

Trustee and the Paying Agent of such election on or before the close of business on the date on which such Event of Default first occurs, stating (i) the amount of such Additional Interest that is payable and (ii) the date on which such Additional Interest is payable.
ARTICLE VII
Modification and Amendment
          SECTION 7.01. Modification and Amendment. (a)  In addition to the provisions set forth in Section 9.01 and Section 9.02 of the Base Indenture, the Company and the Trustee may, without the consent of the Holders, enter into one or more supplemental indentures to conform the provisions of the Indenture or the Notes to the Description of the Notes provided in the final prospectus supplement of the Company for the Notes dated May 27, 2009 and filed with the Commission.
          (b) In addition to the provisions set forth in Section 9.01 and Section 9.02 of the Base Indenture, without the consent of each Holder of an Outstanding Note affected thereby, the Company and the Trustee may not:
     (i) make any change that adversely affects the conversion rights of any Note; or
     (ii) reduce the Fundamental Change Purchase Price of any Note or amend or modify in any manner adverse to the holders of Notes the Company’s obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.
ARTICLE VIII
Miscellaneous
          SECTION 8.01. Ratification of Base Indenture. The Base Indenture, as heretofore supplemented, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture, as heretofore supplemented, in the manner and to the extent herein and therein provided.
          SECTION 8.02. Application of Supplemental Indenture. The provisions of this Supplemental Indenture shall take effect immediately upon its execution in accordance with Section 9.04 of the Base Indenture; provided, however, that the provisions set forth in this Supplemental Indenture shall apply only in respect of the Notes issued under this Supplemental Indenture and not to any past or future series of Securities established under the Base Indenture or any other supplemental indenture.

          SECTION 8.03. Trust Indenture Act Controls. If any provision hereof limits, qualifies or conflicts with the duties imposed by Sections 310 through 317 of the Trust Indenture Act, the imposed duties shall control.
          SECTION 8.04. Conflict with Base Indenture. To the extent not expressly amended or modified by this Supplemental Indenture, the Base Indenture shall remain in full force and effect. If any provision of this Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, as heretofore supplemented, the provision of this Supplemental Indenture shall control.
          SECTION 8.05. Withholding Offset. (a)  The Company (through the Withholding Agent or otherwise) shall be entitled to reduce or otherwise set-off against any payments made or deemed made by the Company to Holders in respect of the Notes or the Common Stock for any amounts the Company believes it is required to withhold by law. For the avoidance of doubt, if the Company pays any withholding taxes on behalf of a Holder as a result of an adjustment to the Conversion Rate of the Notes, the Company may, at its option, set-off such payments against payments to such Holder of cash and Common Stock in respect of the Notes. Any amounts withheld pursuant to this Section 8.06 shall be paid over by the Company (through the Withholding Agent or otherwise) to the appropriate taxing authority.
          (b) Prior to or upon the occurrence of any event that results in an actual or deemed payment by the Company to Holders in respect of the Notes or the Common Stock, the Company (through the Trustee, Paying Agent, Withholding Agent or otherwise) may request a Holder to furnish any appropriate documentation that may be required in order to determine the Company’s withholding obligations under applicable law (including, without limitation, a United States Internal Revenue Service Form W-9, Form W-8BEN or Form W-8ECI, as appropriate).
          SECTION 8.06. Calculations in Respect of Notes. Except as otherwise provided herein, the Company shall make all calculations called for in respect of the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Price, accrued interest payable on the Notes and the Conversion Rate. The Company shall make all calculations in good faith and, absent manifest error, such calculations shall be final and binding on the Holders. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder upon such Holder’s request.
          SECTION 8.07. Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 8.08. Successors. All agreements of the Company in the Base Indenture, as heretofore supplemented, this Supplemental Indenture and the Notes shall bind its successors.

          SECTION 8.09. Counterparts. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
          SECTION 8.10. Appointment of Conversion Agent. The Company hereby appoints the Trustee as Conversion Agent, and the Trustee hereby accepts such appointment.
          SECTION 8.11. Trustee Disclaimer. The Trustee makes no representation as to the validity or adequacy of this Supplemental Indenture or the Notes other than the Trustee’s Certificate of Authentication. The recitals and statements herein and in the Notes are deemed to be those of the Company and not the Trustee. The Trustee shall not be accountable for the use by the Company of the proceeds of the Notes.
[remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the parties to this Supplemental Indenture have caused it to be duly executed as of the day and year first above written.

ALLEGHENY TECHNOLOGIES INCORPORATED

By	/s/ Jon D. Walton

	Name:	Jon D. Walton
	Title:	Executive Vice President, Human Resources, Chief Legal and Compliance Officer, General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By	/s/ Mary Miselis

	Name:	Mary Miselis
	Title:	Vice President
[signature page to Convertible Supplemental Indenture]

Schedule A
          The following table sets forth the hypothetical stock price and the number of Additional Shares to be received per $1,000 principal amount of Notes:
Stock Price on Fundamental Change Date

Effective Date	$32.15	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$110.00	$120.00	$130.00	$140.00	$150.00
June 2, 2009	7.1778	6.3989	4.0680	2.7512	1.9456	1.4227	1.0672	0.8162	0.6336	0.4974	0.3936	0.3131	0.2498
June 1, 2010	7.1778	6.3021	3.8812	2.5482	1.7544	1.2527	0.9200	0.6905	0.5271	0.4073	0.3176	0.2491	0.1958
June 1, 2011	7.1778	5.9720	3.4948	2.1858	1.4404	0.9897	0.7031	0.5131	0.3822	0.2891	0.2210	0.1701	0.1312
June 1, 2012	7.1778	5.3280	2.8389	1.6189	0.9810	0.6278	0.4214	0.2945	0.2125	0.1570	0.1179	0.0893	0.0676
June 1, 2013	7.1778	4.1101	1.7098	0.7437	0.3503	0.1849	0.1111	0.0749	0.0547	0.0418	0.0326	0.0253	0.0193
June 1, 2014	7.1778	1.0737	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

A-1

Exhibit A
FORM OF NOTE
[FACE OF SECURITY]
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (THE “DEPOSITARY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY NOTE AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

ALLEGHENY TECHNOLOGIES INCORPORATED
4.25% CONVERTIBLE NOTES DUE 2014
No.
CUSIP No.
ISIN No.
     Allegheny Technologies Incorporated, a corporation duly organized and existing under the laws of Delaware (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to [the order of [                    ]] [if Global Securities, CEDE & CO.], or its registered assigns, the principal sum of $[                                        ] ([                                         ] Dollars) on June 1, 2014, and to pay interest thereon from and including June 2, 2009 or from and including the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 1 and December 1 in each year, commencing December 1, 2009, at the rate of 4.25% per annum, until the principal hereof is paid. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be on May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office of the Trustee or such other office or agency of the Company as may be designated by it for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided further, however, that any such payment in respect of a Global Security shall be made by wire transfer of same-day funds to the applicable Depositary.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

2

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
[remainder of page intentionally left blank]

3

     IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officers.

Date:	ALLEGHENY TECHNOLOGIES INCORPORATED

By:
Name:
Title:

Attest:
Name:
Title:
     This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

4

Form of Reverse of Security.
1. Indenture
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 1, 2009 (the “Base Indenture”), as heretofore supplemented, include as supplemented by the Second Supplemental Indenture, dated as of June 2, 2009 (the “Second Supplemental Indenture”, and together with the Base Indenture as so supplemented, the “Indenture”), between the Company and The Bank of New York Mellon, a New York banking corporation, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture. If any provision of this Security is inconsistent with any provision of the Indenture, the provision in the Indenture shall control. This Security is one of the series designated on the face hereof.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
2. No Optional Redemption; No Sinking Fund; No Defeasance and Covenant Defeasance
     The Securities are not subject to redemption at the election of the Company. The Securities are not subject to a sinking fund or mandatory redemption. The Securities are not subject to Article XIII of the Base Indenture.
3. Purchase of Securities at the Option of Holders upon a Fundamental Change
     If a Fundamental Change occurs at any time, subject to the provisions set forth in the Indenture, the Holder of this Security shall have the right, at such Holder’s option, to require the Company to purchase all of such Security, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple thereof, at the Fundamental Change Purchase Price specified in the Indenture. Article IV of the Second Supplemental Indenture sets forth the procedures, obligation, conditions and other terms of such repurchase option upon the occurrence of a Fundamental Change.
4. Conversion
     Subject to the procedures for conversion set forth in Article V of the Second Supplemental Indenture and at any time prior to the close of business on the second Scheduled Trading Day preceding the Stated Maturity Date of the Securities, a Holder may convert its Securities at their full principal amount, or any portion of their principal amount that is equal to

5

$1,000 or an integral multiple thereof, into shares of Common Stock at the Conversion Rate then in effect at the time of conversion.
5. Amendment; Waiver
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
6. Remedies
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in principal amount of the Securities at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity and the Trustee shall not have received from the Holders of a majority in principal amount of Securities at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
7. Registered Form; Denominations; Transfer; Exchange
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain

6

limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company or the Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
8. Limited Satisfaction and Discharge
     The Securities are not subject to Section 4.01(1)(B) of the Base Indenture.
9. Abbreviations
     Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).
10. Governing Law
     THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM
To assign this Security, fill in the form below and have your signature guaranteed:
I or we assign and transfer this Security to:

(Print or type name, address and zip code and social security or tax ID number of assignee)

and irrevocably appoint

agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Dated:	Signed:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY
          The initial principal amount of this Global Security is $[                    ] ([                                         ] DOLLARS). The following increases or decreases in this Global Security have been made:

	Amount of decrease		Principal Amount of
	in Principal Amount	Amount of increase in	this Global Security
Date of	of this Global	Principal Amount of	following such decrease	Signature of authorized officer of Trustee
Exchange	Security	this Global Security	or increase	or Securities Custodian

FORM OF FUNDAMENTAL CHANGE PURCHASE NOTICE
To: Allegheny Technologies Incorporated
The undersigned registered Holder of this Security hereby acknowledges receipt of a notice from Allegheny Technologies Incorporated (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and requests and instructs the Company to repurchase this Security, or the portion hereof (which is $1,000 principal amount or an integral multiple thereof) designated below, in accordance with the terms of the Second Supplemental Indenture and the Base Indenture referred to in this Security and directs that the check or wire or other electronic funds transfer of the Company in payment for this Security or the portion thereof and any portion of this Security representing any unrepurchased principal amount hereof be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any portion of this Security not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.
Principal amount to be converted (if less than all):
$
Certificate number (if Securities in certificated form):

Dated:	Signed:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)
Fill in if a check is to be issued, or Securities are to be issued, other than to and in the name of registered holder:

(Name)

(Street Address)

(City, state and zip code)	Social Security or Other Taxpayer Number
Please print name and address

FORM OF CONVERSION NOTICE
To: Allegheny Technologies Incorporated
The undersigned registered Holder of this Security hereby exercises the option to convert this Security, or portion hereof (which is $1,000 principal amount or an integral multiple thereof) designated below, for shares of the Common Stock of Allegheny Technologies Incorporated, in accordance with the terms of the Second Supplemental Indenture and the Base Indenture referred to in this Security, and directs that the shares issuable and deliverable upon such conversion, cash in lieu of fractional shares and any portion of this Security representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If shares or any portion of this Security not converted are to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Security. The undersigned acknowledges that the conversion of the specified Securities is subject to the requirements established by the Company in the Second Supplemental Indenture and the Base Indenture, as applicable, as well as the procedures of any Depositary, each as in effect from time to time.
This notice shall be deemed to be an irrevocable exercise of the option to convert this Security.
Principal amount to be converted (if less than all):
$[                                        ]

Dated:	Signed:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

(Signature must be guaranteed by a participant in a recognized Signature Guarantee Medallion Program or other signature guarantor program reasonably acceptable to the Trustee)
Fill in if a check is to be issued, or Securities are to be issued, other than to and in the name of registered holder:

(Name)

(Street Address)

(City, state and zip code)	Social Security or Other Taxpayer Number
Please print name and address